========================

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                            -------------------------

                                   FORM 8-K/A

                           AMENDMENT TO CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(D) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

       Date of Report (Date of earliest event reported): November 30, 1999

                                ----------------

                                 About.com, Inc.
               --------------------------------------------------
               (Exact name of registrant as specified in charter)

            Delaware                   000-25525               13-4034015
  -------------------------------------------------------------------------
  (State or Other Jurisdiction       (Commission              (IRS Employer
      of Incorporation)               File Number)          Identification No.)

              220 East 42nd Street, 24th Floor, New York, New York
             ------------------------------------------------------
             (Address of Principal Executive Offices with Zip Code)

      (Registrant's Telephone Number, Including Area Code): (212) 849-2000

                            ------------------------

                                 Not Applicable
          -------------------------------------------------------------
          (Former Name or Former Address, if Changed Since Last Report)

                               ===================

ITEM 7. FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS

(a) Financial Statements of Business Acquired and About.com, Inc. Pro Forma Condensed Consolidated Financial Information.

                                TABLE OF CONTENTS

                                                                           PAGE
North Sky, Inc. Financial Statements

Report of Independent Public Accountants                                    F-1
Balance Sheets as of December 31, 1998 and 1997                             F-2
Statements of Operations for the years ended
       December 31, 1998, 1997 and 1996                                     F-3
Statements of Stockholders' Equity (Deficit) for the
       years ended December 31, 1998, 1997 and 1996                         F-4
Statements of Cash Flows for the years ended
       December 31, 1998, 1997 and 1996                                     F-5
Notes to Financial Statements                                               F-6
Balance Sheet as of September 30, 1999 (unaudited)                          F-13
Statements of Operations for the nine months ended
       September 30, 1999 and 1998 (unaudited)                              F-14
Statements of Stockholders' Equity (Deficit) for the
       nine months ended September 30, 1999 (unaudited)                     F-15
Statements of Cash Flows for the nine months ended
       September 30, 1999 and 1998 (unaudited)                              F-16
Notes to Unaudited Financial Statements                                     F-18

(b) About.com, Inc. Pro Forma Condensed Consolidated
     Financial Information

About.com, Inc.

Pro Forma Condensed Consolidated Financial Information                      F-24
Unaudited Pro Forma Condensed Consolidated Balance Sheet
       as of September 30, 1999                                             F-26
Unaudited Pro Forma Condensed Consolidated Statement of
       Operations for the year ended December 31, 1998                      F-27
Unaudited Pro Forma Condensed Consolidated Statement of Operations
       for the nine months ended September 30, 1999                         F-28
Notes to the Unaudited Pro Forma Condensed Consolidated
       Financial Information                                                F-29

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors of North Sky, Inc.:

We have audited the accompanying balance sheets of North Sky, Inc. (a Delaware corporation) as of December 31, 1998 and 1997, and the related statements of operations, stockholder's equity (deficit) and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of North Sky, Inc. as of December 31, 1998 and 1997, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1998 in conformity with generally accepted accounting principles.


/s/ Arthur Andersen LLP

Salt Lake City, Utah
 November 18, 1999

                                 NORTH SKY, INC.

                                 BALANCE SHEETS
                        AS OF DECEMBER 31, 1998 AND 1997

                                     ASSETS

                                                               1998         1997
                                                            -----------------------
Current assets:
  Cash                                                      $     416     $     256
  Accounts receivable, less allowance for doubtful
   accounts of $1,000 and $200 in 1998 and 1997,
   respectively                                                17,722         4,061
  Prepaid expenses and other                                       --           749
                                                            -----------------------
        Total current assets                                   18,138         5,066
                                                            -----------------------
Property and equipment                                         79,435        32,987
Less accumulated depreciation                                 (24,851)       (9,331)
                                                            -----------------------
        Net property and equipment                             54,584        23,656
                                                            -----------------------
                                                            $  72,722     $  28,722
                                                            =======================

          LIABILITIES AND STOCKHOLDER'S DEFICIT

Current liabilities:
  Accounts payable                                          $  22,160     $     369
  Accounts payable to related parties                         158,795        77,790
  Accrued liabilities                                           8,970            --
                                                            -----------------------
        Total current liabilities                             189,925        78,159
                                                            -----------------------
Non-interest payable to related party                          57,922            --
                                                            -----------------------

Commitments and contingencies (Note 6)

Stockholder's deficit:
  Preferred stock, $0.0001 par value; 2,000,000
   shares authorized, no shares issued                             --            --
  Common stock, $0.0001 par value; 20,000,000 shares
   authorized, 6,800,000 shares issued and outstanding            680           680
  Additional paid-in capital                                    1,033           320
  Accumulated deficit                                        (176,838)      (50,437)
                                                            -----------------------
        Total stockholder's deficit                          (175,125)      (49,437)
                                                            -----------------------
                                                            $  72,722     $  28,722
                                                            =======================

See accompanying notes to financial statements.

                                 NORTH SKY, INC.

                            STATEMENTS OF OPERATIONS
              FOR THE YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996

                                            1998          1997          1996
                                         -------------------------------------

Revenues                                 $ 203,735     $ 136,601     $ 102,775
Cost of revenues                           127,589        46,143        26,246
                                         -------------------------------------
      Gross profit                          76,146        90,458        76,529
                                         -------------------------------------

Operating expenses:
 Product development                       119,937        71,760        43,460
 General and administrative                 81,897        69,414        41,107
                                         -------------------------------------
      Total operating expenses             201,834       141,174        84,567
                                         -------------------------------------

Loss from operations                      (125,688)      (50,716)       (8,038)

Interest expense                               713            --            --
                                         -------------------------------------
Net loss                                 $(126,401)    $ (50,716)    $  (8,038)
                                         =====================================

See accompanying notes to financial statements.

                                 NORTH SKY, INC.

                  STATEMENTS OF STOCKHOLDER'S EQUITY (DEFICIT)
              FOR THE YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996

                                                                      Retained        Total
                                   Common Stock         Additional    Earnings    Stockholder's
                              ---------------------      Paid-in    (Accumulated     Equity
                               Shares        Amount      Capital       Deficit)     (Deficit)
                              ----------------------------------------------------------------

Balance, December 31, 1995    6,800,000    $     680    $     320    $   8,317      $   9,317

Net loss                             --           --           --       (8,038)        (8,038)
                              ----------------------------------------------------------------

Balance, December 31, 1996    6,800,000          680          320          279          1,279

Net loss                             --           --           --      (50,716)       (50,716)
                              ----------------------------------------------------------------

Balance, December 31, 1997    6,800,000          680          320      (50,437)       (49,437)

Deemed contribution to
capital related to
non-interest bearing loan
from related party                   --           --          713           --            713

Net loss                             --           --           --     (126,401)      (126,401)
                              ----------------------------------------------------------------
Balance, December 31, 1998    6,800,000    $     680    $   1,033    $(176,838)     $(175,125)
                              ================================================================

See accompanying notes to financial statements.

                                 NORTH SKY, INC.

                            STATEMENTS OF CASH FLOWS
              FOR THE YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996

                                                          1998          1997         1996
                                                       -------------------------------------
Cash flows from operating activities:
  Net loss                                             $(126,401)    $ (50,716)    $  (8,038)
  Adjustments to reconcile net loss to net cash
   provided by (used in) operating activities:
   Depreciation                                           15,520         6,626         2,624
   Imputed interest expense on non-interest bearing
     loan from related party                                 713            --            --
   Changes in operating assets and liabilities:
     Accounts receivable                                 (13,661)        3,543           260
     Prepaid expenses and other                              749          (225)         (524)
     Accounts payable                                     21,791          (185)       (5,327)
     Accounts payable to related parties                  81,005        60,826        16,964
     Accrued liabilities                                   8,970            --            --
                                                       -------------------------------------

           Net cash provided by (used in) operating
             activities                                  (11,314)       19,869         5,959
                                                       -------------------------------------

Cash flows from investing activities:
  Expenditures for property and equipment                (46,448)      (19,621)      (10,437)
                                                       -------------------------------------

Cash flows from financing activities:
  Cash advance from related party                         57,922            --            --
                                                       -------------------------------------

Net increase (decrease) in cash                              160           248        (4,478)

Cash, at beginning of year                                   256             8         4,486
                                                       -------------------------------------
Cash, at end of year                                   $     416     $     256     $       8
                                                       =====================================

See accompanying notes to financial statements.

                                 NORTH SKY, INC.

                          NOTES TO FINANCIAL STATEMENTS

1. ORGANIZATION AND NATURE OF OPERATIONS

North Sky, Inc. (the "Company") was originally incorporated as Direct Connect, Inc. in the state of Delaware on September 27, 1994. On July 28, 1999, the Company reincorporated and changed its name to North Sky, Inc. The Company offers web site hosting as well as programming and design support for its customers. Subsequent to December 31, 1998, the Company also began offering additional services centered around free web site hosting. The Company now derives most of its revenues from sources related to the free web sites it offers, such as advertising, e-commerce and fee-based premium services.

The Company is subject to certain risk factors frequently encountered by companies lacking adequate capital and which are in the early stages of developing a business that may impact its ability to become a profitable enterprise. The Internet is an industry characterized by intense competition and low barriers to entry. Many of the Company's competitors are substantially larger than the Company with greater financial and other resources. The Company had a net working capital deficiency of $171,787 and stockholder's deficit of $175,125 at December 31, 1998. The Company has experienced net losses of $126,401, $50,716 and $8,038 during the years ended December 31, 1998, 1997 and
1996, respectively. The net losses have been largely funded by related parties owned and managed by the Company's sole stockholder. As described in Note 7, management has secured additional debt financing subsequent to December 31, 1998 and has converted certain debt to equity. The Company has also obtained additional revenue sources in 1999 and is pursuing other actions to fund operations; however, if future additional financing cannot be secured, the Company's ability to fund operations and achieve future profitability may be affected.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Revenue Recognition

Web site hosting revenues are recognized monthly as earned. Service revenues, including programming and design fees, advertising and other fee-based premium services are recognized as services are performed.

Product Development Costs

Product development costs are expensed as incurred. Statement of Financial Accounting Standards ("SFAS") No. 86, Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed requires capitalization of certain software development costs subsequent to the establishment of technological feasibility. Based upon the Company's product development process, technological feasibility is established upon completion of a working model. Costs incurred by the Company between completion of the working model and the point at which the product is ready for general release have been insignificant.

                                 NORTH SKY, INC.

                          NOTES TO FINANCIAL STATEMENTS

                                   (Continued)

Property and Equipment

Property and equipment are recorded at cost. Depreciation is computed using the straight-line method over the estimated useful lives of three years. Maintenance and repairs are charged to expense as incurred while renewals and improvements are capitalized. When property and equipment are disposed of, the related cost and accumulated depreciation are removed from the respective accounts, and any gain or loss is included in the results of operations. The Company identifies and records impairment losses on fixed assets when events and circumstances indicate that such assets might be impaired. To date, no such impairment has been recorded.

Property and equipment consisted of the following at December 31, 1998 and 1997:

                                            1998       1997
                                          -------------------

     Office equipment                     $38,958    $ 15,960
     Network equipment and software        40,477      17,027
                                          -------------------

                                           79,435      32,987

     Accumulated depreciation             (24,851)     (9,331)
                                          -------------------

                                          $54,584    $ 23,656
                                          ===================

Income Taxes

The Company has elected, for federal and state income tax purposes, to include its taxable income with that of its shareholder (an S Corporation election). Accordingly, no provision for federal and state income taxes has been reflected in the accompanying financial statements.

Stock-Based Compensation

The Company accounts for its stock option grants to employees under Accounting Principles Board Opinion ("APB") No. 25, Accounting for Stock Issued to Employees and provides the pro forma footnote disclosures required by SFAS No. 123, Accounting for Stock-Based Compensation. Under APB No. 25, compensation cost, if any, is recognized over the respective vesting period based on the difference, on the date of grant, between the fair value of the Company's common stock and the grant price.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                                 NORTH SKY, INC.

                          NOTES TO FINANCIAL STATEMENTS

                                   (Continued)

Fair Value of Financial Instruments

The Company's financial instruments consist primarily of cash, accounts receivable and accounts payable. The carrying amounts of all financial instruments approximate fair value, except for the non-interest payable to related party. As discussed in Note 7, the payable to related party was converted to common stock.

Concentration of Risk

Financial instruments that subject the Company to concentrations of credit risk consist primarily of accounts receivable. The Company conducts business with various companies and individuals over the Internet. The Company performs ongoing credit evaluations of its customers and generally does not require collateral. Reserves are maintained for potential credit losses.

For the year ended December 31, 1998, no single customer accounted for greater than 10 percent of net revenues. For the years ended December 31, 1997 and 1996, one customer accounted for 24 and 35 percent, respectively, of net revenues. Additionally, one other customer accounted for 23 percent of net revenues for the year ended December 31, 1997.

Recent Accounting Pronouncements

In March 1998, the American Institute of Certified Public Accountants issued Statement of Position ("SOP") 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use, which establishes guidelines for the accounting for costs of all computer software developed or obtained for internal use. The Company is required to adopt SOP 98-1 effective January 1, 1999. The adoption of SOP 98-1 is not expected to have a material impact on the Company's financial position or results of operations.

In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. The statement establishes accounting and reporting standards requiring that every derivative instrument (including certain derivative instruments embedded in other contracts) be recorded in the balance sheet as either an asset or liability measured at its fair value. The statement requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows a derivative's gains and losses to offset related results on the hedged item in the statement of operations, and requires that a company formally document, designate, and assess the effectiveness of transactions that receive hedge accounting. SFAS No. 133 is effective for fiscal years beginning after June 15, 1999. SFAS No. 133 must be applied to (a) derivative instruments and
(b) certain derivative instruments embedded in hybrid contracts that were issued, acquired, or substantively modified after December 31, 1997 (and, at the Company's election before January 1, 1998). The adoption of SFAS No. 133 is not expected to have a material impact on the Company's financial position or results of operations.

                                 NORTH SKY, INC.

                          NOTES TO FINANCIAL STATEMENTS

                                   (Continued)

3. RELATED PARTY TRANSACTIONS

During the years ended December 31, 1998, 1997 and 1996, the Company entered into various transactions with Maker LLC, Marketing Ally, Inc. and Stewardship Financial, Inc., companies owned and managed by the Company's sole stockholder. In management's opinion, these transactions were consummated at terms reflective of those that could be obtained from an independent party.

Maker leased office space to the Company through August 1999, at which time the Company moved to a new facility and entered into a new lease with an independent party (see Note 7). The Company shared office space with another company owned by the sole stockholder. As a result, Maker did not charge the Company for office rent for any periods prior to January 1, 1998. During 1998, the Company incurred $4,500 in lease expense to Maker.

Marketing Ally is a telemarketing company that provided billing, collection and customer support functions to the Company. The Company incurred $74,807, $21,380 and $19,774 in expenses to Marketing Ally during the years ended December 31, 1998, 1997 and 1996, respectively. Marketing Ally also made cash advances to the Company of $57,922 during 1998. The advance was non-interest bearing and due on demand. Interest has been imputed at 13 percent and reflected as interest expense in the accompanying 1998 statement of operations. As discussed in Note 7, subsequent to December 31, 1998, the amount payable was converted to common stock; accordingly, the $57,922 is reflected as a non-current liability in the accompanying December 31, 1998 balance sheet.

Stewardship Financial, Inc. provided employee leasing services to the Company. The Company incurred $207,966, $122,368 and $68,103 for labor and benefit expenses to Stewardship Financial during the years ended December 31, 1998, 1997 and 1996, respectively.

4. COMMON STOCK TRANSACTIONS

On September 1, 1997, the Board of Directors approved a 6.8 for 1 stock split of the Company's common stock. This stock split, along with the subsequent 1,000 for one stock split on August 27, 1999 discussed in Note 7, have been retroactively reflected in the accompanying financial statements.

5. STOCK OPTIONS

On September 1, 1997, the Company established an incentive stock option plan. The plan provides for the issuance of a maximum of 6,000,000 shares of common stock to eligible employees of the Company. Incentive stock options are granted at not less than 100 percent of the fair market value of the underlying common stock on the date of the grant. Under the terms of the plan, the Company may, at its discretion, accelerate the vesting date of option grants for any reason, including a change of control, as defined in the option plan.

                                 NORTH SKY, INC.

                          NOTES TO FINANCIAL STATEMENTS

                                   (Continued)

During September 1997, the Company issued stock options to employees to purchase 2,200,000 shares of common stock at an exercise price of $0.02 per share. During January 1998, the Company issued stock options to employees to purchase 1,000,000 shares of common stock at an exercise price of $0.03 per share. During September 1998, the Company issued stock options to an employee to purchase 300,000 shares of common stock at an exercise price of $0.04 per share. All options vest equally over a four-year period and expire after five years. All options have been granted at the estimated fair market value on the date of the grant as determined by the Company's Board of Directors.

The following summarizes the outstanding stock options at December 31, 1998:

                      Outstanding as    Weighted-Average   Excercisable as
                      of December 31,      Remaining       of December 31,
   Exercise Prices         1998         Contractual Life        1998
   -----------------------------------------------------------------------
      $  0.02             2,200,000           2.7                550,000
      $  0.03             1,000,000           3.1                     --
      $  0.04               300,000           3.7                     --
                     -----------------------------------------------------
                          3,500,000           2.9                550,000
                     =====================================================

The Company applies APB No. 25 and related interpretations in accounting for its stock option grants to employees. Accordingly, no compensation expense has been recognized for these stock option grants. Had compensation expense for the Company's employee stock option grants been determined in accordance with SFAS No. 123, the Company's net loss for the years ended December 31, 1998 and 1997 would have been increased to the pro forma amounts indicated below:

                                           1998        1997
                                        ---------------------

  Net loss:
    As reported                         $(126,401)   $(50,716)
    Pro forma                            (131,512)    (51,744)

The fair value of each option grant has been estimated on the grant date using the Black-Scholes option pricing model with the following assumptions used for all grants; risk-free interest rate of 5.6 percent for 1998 grants and 6.6 percent for 1997 grants, expected price volatility of zero percent, annual dividend yield of zero percent and an expected life of five years. The weighted average fair value of options granted in 1998 and 1997 was $0.008 and $0.006 per share, respectively.

6. COMMITMENTS AND CONTINGENCIES

Insurance Coverage

As of December 31, 1998 and for the three years then ended, the Company did not maintain insurance coverage for general liability. Management is not aware of any significant claims or losses incurred during the periods that the Company was not covered by insurance. Effective August 13, 1999, the Company obtained property and general liability insurance coverages.

                                 NORTH SKY, INC.

                          NOTES TO FINANCIAL STATEMENTS

                                   (Continued)

7. SUBSEQUENT EVENTS (UNAUDITED)

Stock Split

On August 27, 1999, the Board of Directors approved a 1,000 for 1 stock split of the Company's common stock. This stock split has been retroactively reflected in the accompanying financial statements.

Stock Option Grants

Subsequent to December 31, 1998, the Company granted incentive stock options to purchase 1,722,500 shares of common stock at exercise prices ranging from $0.18 per share to $0.43 per share (weighted-average exercise price of $0.28 per share). Of these options, 535,000 vested immediately, with the remaining 1,187,500 shares vesting equally over a four-year period. All options expire after five years.

Settlement of Related Party Payable for Common Stock

Subsequent to December 31, 1998, the Company continued to have cash advanced by related parties at no interest cost to the Company. From January 1, 1999 to May 3, 1999, the Company received an additional $50,000 from related parties. On May 3, 1999, the Company settled its payable at that date of $107,922, in addition to certain payables from transactions with related parties totaling $142,768, in exchange for 583,000 shares of common stock valued at $0.43 per share, as determined by the Board of Directors on the settlement date.

Conversion of Related Party Payable to Note Payable

On July 1, 1999, the Company converted $130,000 of payables to related parties to a note payable. The note bears interest at 14 percent per annum and matures on December 31, 2000. All principal and interest is due at maturity of the note.

Issuance of Debt

On July 1, 1999, the Company borrowed $250,000 from a finance company. The loan bears interest at 12.75 percent per annum and matures in September 2004. Principal and interest payments of $5,656 are due monthly. The loan is secured by certain assets of the Company.

                                 NORTH SKY, INC.

                          NOTES TO FINANCIAL STATEMENTS

                                   (Continued)

Private Placement Debt Financing

On November 18, 1999, the Company issued secured convertible promissory notes in the amount of $775,000. The notes bear interest at 11 percent per annum and mature on November 1, 2000. Upon the occurrence of certain events, including an integrated offering of preferred stock or other financing as defined in the notes, any unpaid principal and accrued interest will automatically be converted to common stock of the Company at $1.50 per share (the fair value of the Company's common stock as determined by the Board of Directors at the date of the issuance of the notes). The holders of the notes have the option to convert any unpaid principal and interest at $1.50 per share in the event of any transaction or series of transactions that result in the transfer of 50 percent or more of the outstanding voting power of the Company. The holders can also convert any unpaid principal and interest at $1.50 per share at maturity of the notes or at the Company's notice of intent to prepay the notes. The notes are secured by certain tangible and intangible assets of the Company.

Operating Lease Commitments

Subsequent to December 31, 1998, the Company entered into various lease agreements for office space and equipment under noncancelable operating leases. The leases expire at various dates from May 2001 through July 2004. The lease terms call for total payments of $717,441 over the life of the leases

                                 NORTH SKY, INC.

                                  BALANCE SHEET
                            AS OF SEPTEMBER 30, 1999
                                   (Unaudited)

                           ASSETS
Current assets:
  Cash                                                                $  27,179
  Accounts receivable, less allowance for doubtful
   accounts of $1,000                                                   166,693
  Prepaid expenses and other                                             10,482
                                                                      ---------
        Total current assets                                            204,354
                                                                      ---------

Property and equipment                                                  306,593
Less accumulated depreciation                                           (79,466)
                                                                      ---------
        Net property and equipment                                      227,127
                                                                      ---------
                                                                      $ 431,481
                                                                      =========

              LIABILITIES AND STOCKHOLDERS' DEFICIT

Current liabilities:
  Current portion of long-term debt                                   $  38,181
  Accounts payable                                                      198,642
  Accounts payable to related parties                                    81,023
  Accrued liabilities                                                     4,550
                                                                      ---------
        Total current liabilities                                       322,396
                                                                      ---------

Note payable to related party                                           130,000
                                                                      ---------
Long-term debt, net of current portion                                  211,819
                                                                      ---------

Commitments and contingencies (Note 7)

Stockholders' deficit:
  Preferred stock, $0.0001 par value; 2,000,000
   shares authorized, no shares issued                                       --
  Common stock, $0.0001 par value; 20,000,000 shares
   authorized, 7,383,000 shares issued and outstanding                      738
  Additional paid-in capital                                            347,542
  Deferred compensation                                                 (89,300)
  Accumulated deficit                                                  (491,714)
                                                                      ---------
        Total stockholders' deficit                                    (232,734)
                                                                      ---------
                                                                      $ 431,481
                                                                      =========

            See accompanying notes to unaudited financial statements.

                                 NORTH SKY, INC.

                            STATEMENTS OF OPERATIONS
              FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1999 AND 1998
                                   (Unaudited)

                                                        1999             1998
                                                    ---------------------------

Revenues:
 Advertising                                        $ 587,452         $      --
 Hosting                                              165,535           157,558
 E-commerce and other                                 128,430                --
                                                    ---------------------------
      Total revenues                                  881,417           157,558
                                                    ---------------------------

Cost of revenues:
 Advertising                                          205,670                --
 Hosting                                              131,679            73,484
 E-commerce and other                                  87,786                --
                                                    ---------------------------
      Total cost of revenues                          425,135            73,484
                                                    ---------------------------
      Gross profit                                    456,282            84,074
                                                    ---------------------------

Operating expenses:
 Sales and marketing                                  149,746                --
 Product development                                  240,815            83,700
 General and administrative                           354,348            60,593
                                                    ---------------------------
      Total operating expenses                        744,909           144,293
                                                    ---------------------------
Loss from operations                                 (288,627)          (60,219)

Interest expense                                       26,249                --
                                                    ---------------------------
Net loss                                            $(314,876)        $ (60,219)
                                                    ===========================

          See accompanying notes to unaudited financial statements.

                                 NORTH SKY, INC.

                       STATEMENT OF STOCKHOLDERS' DEFICIT
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1999
                                   (Unaudited)

                                                                         Additional                                      Total
                                                  Common Stock            Paid-in        Deferred      Accumulated     Stockholders'
                                             Shares         Amount        Capital      Compensation      Deficit         Deficit
                                           --------------------------------------------------------------------------------------
Balance, December 31, 1998                 6,800,000      $     680      $   1,033      $      --       $(176,838)      $(175,125)

Issuance of common stock in exchange
   for settlement of payables to
   related parties                           583,000             58        250,632             --              --         250,690

Deemed contribution to capital
   related to non-interest bearing
   loan from related party                        --             --          4,677             --              --           4,677

Deferred compensation in connection
   with granting stock options                    --             --         91,200        (91,200)             --              --

Amortization of deferred compensation             --             --             --          1,900              --           1,900

Net loss                                          --             --             --             --        (314,876)       (314,876)
                                           --------------------------------------------------------------------------------------

Balance, September 30, 1999                7,383,000      $     738      $ 347,542      $ (89,300)      $(491,714)      $(232,734)
                                           ======================================================================================

See accompanying notes to unaudited financial statements.

                                 NORTH SKY, INC.

                            STATEMENTS OF CASH FLOWS
              FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1999 AND 1998
                                   (Unaudited)

                                                           1999          1998
                                                        -----------------------

Cash flows from operating activities:
  Net loss                                              $(314,876)    $ (60,219)
  Adjustments to reconcile net loss to net cash
   provided by (used in) operating activities:
   Depreciation                                            54,615        14,732
   Amortization of deferred compensation                    1,900            --
   Imputed interest expense on non-interest bearing
     loan from related party                                4,677            --
   Changes in operating assets and liabilities:
     Accounts receivable                                 (148,971)       (7,026)
     Prepaid expenses and other                           (10,482)          749
     Accounts payable                                     176,482       112,662
     Accounts payable to related parties                  194,996       (49,639)
     Accrued liabilities                                   (4,420)           --
                                                        -----------------------
           Net cash provided by (used in) operating
             activities                                   (46,079)       11,259
                                                        -----------------------
Cash flows from investing activities:
  Expenditures for property and equipment                (227,158)      (11,367)
                                                        -----------------------
Cash flows from financing activities:
  Proceeds from issuance of debt                          250,000            --
  Cash advance from related party                          50,000            --
                                                        -----------------------
           Net cash provided by financing activities      300,000            --
                                                        -----------------------
Net increase (decrease) in cash                            26,763          (108)

Cash, at beginning of period                                  416           256
                                                        -----------------------
Cash, at end of period                                  $  27,179     $     148
                                                        =======================
Supplemental disclosure of cash flow information:

     Cash paid for interest                             $  17,022     $      --

See accompanying notes to unaudited financial statements.

                                 NORTH SKY, INC.

              FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1999 AND 1998
                                   (Unaudited)

Supplemental disclosure of non-cash financing activities:

On May 3, 1999, the Company settled $250,690 of payables to related parties in exchange for 583,000 shares of common stock valued at $0.43 per share, as determined by the Board of Directors on the settlement date.

On July 1, 1999, the Company converted $130,000 of payables to related parties to a note payable. The note bears interest at 14 percent per annum and matures on December 31, 2000. All principal and interest is due at the maturity date.

See accompanying notes to unaudited financial statements.

                                 NORTH SKY, INC.

                     NOTES TO UNAUDITED FINANCIAL STATEMENTS

      1. ORGANIZATION AND NATURE OF OPERATIONS

North Sky, Inc. (the "Company") was originally incorporated as Direct Connect, Inc. in the state of Delaware on September 27, 1994. On July 28, 1999, the Company reincorporated and changed its name to North Sky, Inc. The Company offers web site hosting as well as programming and design support for its customers. The Company derives most of its revenues from sources related to the free web sites it offers, such as advertising, e-commerce and fee-based premium services.

The Company is subject to certain risk factors frequently encountered by companies lacking adequate capital and which are in the early stages of developing a business that may impact its ability to become a profitable enterprise. The Internet is an industry characterized by intense competition and low barriers to entry. Many of the Company's competitors are substantially larger than the Company with greater financial and other resources. The Company had a net working capital deficiency of $118,042 and a stockholders' deficit of $232,734 at September 30, 1999. The Company has experienced net losses of $314,876 and $126,401 during the nine months ended September 30, 1999 and the year ended December 31, 1998, respectively. The net losses have been largely funded by related parties owned and managed by the Company's stockholders. Management has converted certain debt to equity and, as described in Note 8, management has secured additional debt financing subsequent to September 30, 1999. The Company has also obtained additional revenue sources in 1999 and is pursuing other actions to fund operations; however, if future additional financing cannot be secured, the Company's ability to fund operations and achieve future profitability may be affected.

      2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Revenue Recognition

Web site hosting revenues are recognized monthly as earned. Service revenues, including programming and design fees, advertising and other fee-based premium services are recognized as services are performed.

Product Development Costs

Product development costs are expensed as incurred. Statement of Financial Accounting Standards ("SFAS") No. 86, Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed requires capitalization of certain software development costs subsequent to the establishment of technological feasibility. Based upon the Company's product development process, technological feasibility is established upon completion of a working model. Costs incurred by the Company between completion of the working model and the point at which the product is ready for general release have been insignificant.

                                 NORTH SKY, INC.

                     NOTES TO UNAUDITED FINANCIAL STATEMENTS

                                   (Continued)

Property and Equipment

Property and equipment are recorded at cost. Depreciation is computed using the straight-line method over the estimated useful lives of three years. Maintenance and repairs are charged to expense as incurred while renewals and improvements are capitalized. When property and equipment are disposed of, the related cost and accumulated depreciation are removed from the respective accounts, and any gain or loss is included in the results of operations. The Company identifies and records impairment losses on fixed assets when events and circumstances indicate that such assets might be impaired. To date, no such impairment has been recorded.

Property and equipment consisted of the following at September 30, 1999:

                  Office equipment                 $ 144,827
                  Network equipment and software     161,766
                                                   ---------
                                                     306,593
                  Accumulated depreciation           (79,466)
                                                   ---------
                                                   $ 227,127
                                                   =========

Income Taxes

The Company has elected, for federal and state income tax purposes, to include its taxable income with that of its shareholders (an S Corporation election). Accordingly, no provision for federal and state income taxes has been reflected in the accompanying financial statements.

Stock-Based Compensation

The Company accounts for its stock option grants to employees under Accounting Principles Board Opinion ("APB") No. 25, Accounting for Stock Issued to Employees and provides the pro forma footnote disclosures required by SFAS No. 123, Accounting for Stock-Based Compensation. Under APB No. 25, compensation cost, if any, is recognized over the respective vesting period based on the difference, on the date of grant, between the fair value of the Company's common stock and the grant price.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Fair Value of Financial Instruments

The Company's financial instruments consist primarily of cash, accounts receivable and accounts payable. The carrying amounts of all financial instruments approximate fair value.

                                 NORTH SKY, INC.

                     NOTES TO UNAUDITED FINANCIAL STATEMENTS

                                   (Continued)

Concentration of Risk

Financial instruments that subject the Company to concentrations of credit risk consist primarily of accounts receivable. The Company conducts business with various companies and individuals over the Internet. The Company performs ongoing credit evaluations of its customers and generally does not require collateral. Reserves are maintained for potential credit losses.

      3. RELATED PARTY TRANSACTIONS

During the nine months ended September 30, 1999 and 1998, the Company entered into various transactions with Maker LLC, Marketing Ally, Inc. and Stewardship Financial, Inc., companies owned and managed by the Company's stockholders. In management's opinion, these transactions were consummated at terms reflective of those that could be obtained from an independent party.

Maker LLC leased office space to the Company through August 1999, at which time the Company moved to a new facility and entered into a new lease with an independent party. During the nine months ended September 30, 1999 and 1998, the Company incurred $2,782 and $3,375, respectively, in lease expense to Maker LLC.

Stewardship Financial, Inc. provided employee leasing services to the Company. The Company incurred $588,237 and $144,842 for labor and benefit expenses to Stewardship Financial during the nine months ended September 30, 1999 and 1998, respectively.

Marketing Ally is a telemarketing company that provided billing, collection and customer support functions to the Company. The Company incurred $49,208 and $18,691 in expenses to Marketing Ally during the nine months ended September 30, 1999 and 1998, respectively.

Marketing Ally made a cash advance to the Company of $50,000 during the nine months ended September 30, 1999. Cumulative cash advances to the Company from related parties totaled $107,929. The advances were non-interest bearing and due on demand. Interest has been imputed at 13 percent and reflected as interest expense in the accompanying statement of operations for the nine months ended September 30, 1999. On May 3, 1999, the Company settled its payable from cash advances of $107,929, as well as other trade payables from related parties of $142,761 in exchange for 583,000 shares of common stock valued at $0.43 per share, as determined by the Board of Directors on the settlement date.

On July 1, 1999, the Company converted $130,000 of payables to related parties to a note payable. The note bears interest at 14 percent per annum and matures on December 31, 2000. All principal and interest is due at the maturity date.

      4. COMMON STOCK TRANSACTIONS

On August 27, 1999, the Board of Directors approved a 1,000 for 1 stock split of the Company's common stock. This stock split has been retroactively reflected in the accompanying unaudited financial statements.

                                 NORTH SKY, INC.

                     NOTES TO UNAUDITED FINANCIAL STATEMENTS

                                   (Continued)

      5. LONG-TERM DEBT

Long-term debt consists of a loan payable to a finance corporation. The loan bears interest at 12.75 percent per annum and is payable in monthly installments of $5,656 through September 2004. The loan is secured by certain assets of the Company. The following are scheduled principal maturities of long-term debt as of September 30, 1999:

           Twelve Months Ending September 30,
           ----------------------------------

                         2000                     $   38,181
                         2001                         43,344
                         2002                         49,203
                         2003                         55,859
                         2004                         63,413
                                                  ----------
                                                  $  250,000
                                                  ==========

      6. STOCK OPTIONS

On September 1, 1997, the Company established an incentive stock option plan. The plan provides for the issuance of a maximum of 6,000,000 shares of common stock to eligible employees of the Company. Under the terms of the plan, the Company may, at its discretion, accelerate the vesting date of option grants for any reason, including a change of control, as defined in the option plan.

During the nine months ended September 30, 1999 and 1998, the Company granted stock options to employees to purchase 1,649,000 and 1,300,000 shares of common stock, respectively, at weighted average exercise prices of $0.27 and $0.03 per share, respectively. All options vest equally over a four-year period, except for 535,000 options issued in 1999, which vested immediately. All options expire after five years.

The following summarizes the outstanding stock options at September 30, 1999:

                      Outstanding as    Weighted-Average   Excercisable as
                     of September 30,      Remaining      of September 30,
   Exercise Prices         1999         Contractual Life        1999
 -------------------------------------------------------------------------
      $  0.02             2,200,000           2.9              1,100,000
      $  0.03             1,000,000           3.3                375,000
      $  0.04               300,000           3.9                 75,000
      $  0.18               970,000           4.5                475,000
      $  0.35               216,000           4.8                     --
      $  0.43               463,000           4.9                 60,000
                     -----------------------------------------------------
                          5,149,000           3.6              2,085,000
                     =====================================================

                                 NORTH SKY, INC.

                     NOTES TO UNAUDITED FINANCIAL STATEMENTS

                                   (Continued)

The Company applies APB No. 25 and related interpretations in accounting for its stock option grants to employees. Accordingly, compensation expense, if any, is recognized over the respective vesting period based on the difference, on the date of the grant, between the fair value of the Company's common stock and the grant price. Had compensation expense for the Company's employee stock option grants been determined in accordance with SFAS No. 123, the Company's net loss for the nine months ended September 30, 1999 and 1998 would have been increased to the pro forma amounts indicated below:

                                           1999        1998
                                        ---------------------

  Net loss:
    As reported                         $(314,876)   $(60,219)
    Pro forma                            (342,571)    (64,052)

The fair value of each option grant has been estimated on the grant date using the Black-Scholes option pricing model with the following assumptions used for all grants; risk-free interest rate of 5.7 percent for 1999 grants and 5.6 percent for 1998 grants, expected price volatility of zero percent, annual dividend yield of zero percent and an expected life of five years. The weighted average fair value of options granted in 1999 and 1998 was $0.12 and $0.008 per share, respectively.

      7. COMMITMENTS AND CONTINGENCIES

Insurance Coverage

Prior to August 13, 1999, the Company did not maintain insurance coverage for general liability. Management is not aware of any significant claims or losses incurred during the periods that the Company was not covered by insurance. Effective August 13, 1999, the Company obtained property and general liability insurance coverages.

Operating Leases

The Company leases certain equipment and office space under non-cancelable operating leases. Lease expense for the nine months ended September 30, 1999 and 1998 was $21,776 and $0, respectively. Future minimum lease payments under these leases are as follows:

          Twelve Months Ending September 30,
          ----------------------------------

                         2000                     $  144,335
                         2001                        147,089
                         2002                        149,287
                         2003                        150,134
                         2004                        104,820
                                                  ----------
                                                  $  695,665
                                                  ==========

                                 NORTH SKY, INC.

                     NOTES TO UNAUDITED FINANCIAL STATEMENTS

                                   (Continued)

      8. SUBSEQUENT EVENTS

Merger with About.com

On December 15, 1999, the Company executed an agreement and plan of reorganization whereby the Company was merged into a wholly-owned subsidiary of About.com, Inc. ("About.com"). Under the terms of the agreement, About.com issued approximately 0.0635 shares of About.com common stock in exchange for each share of the Company's common stock. In addition, all options to purchase the Company's common stock were converted into options to purchase About.com common stock at the same conversion rate.

Stock Options

Subsequent to September 30, 1999, the Company granted incentive stock options to purchase 73,500 shares of common stock at an exercise price of $0.43 per share. These options vest over a four-year period and expire after five years. Additionally, on November 30, 1999, the Company granted incentive stock options to purchase 1,327,187 shares of common stock at an exercise price of $2.71 per share. These options vest over a four-year period and expire after ten years.

On December 9, 1999, the Board of Directors increased the number of options reserved for issuance under the Company's stock option plan from 6,000,000 shares to 6,500,000 shares.

On December 14, 1999, the Company's Board of Directors authorized the acceleration of the vesting dates of 1,270,875 options to purchase common stock whereby these options became immediately exercisable.

Private Placement Debt Financing

On November 18, 1999, the Company issued secured convertible promissory notes in the amount of $775,000. The notes bear interest at 11 percent per annum and mature on November 1, 2000. Upon the occurrence of certain events, including an integrated offering of preferred stock or other financing as defined in the notes, any unpaid principal and accrued interest will automatically be converted to common stock of the Company at $1.50 per share (the fair value of the Company's common stock as determined by the Board of Directors at the date of the issuance of the notes). The holders of the notes have the option to convert any unpaid principal and interest at $1.50 per share in the event of any transaction or series of transactions that result in the transfer of 50 percent or more of the outstanding voting power of the Company. The holders can also convert any unpaid principal and interest at $1.50 per share at maturity of the notes or at the Company's notice of intent to prepay the notes. The notes are secured by certain tangible and intangible assets of the Company.

On December 14, 1999, all holders of the $775,000 convertible notes exercised their option to convert all unpaid principal and accrued interest into North Sky, Inc. common stock at $1.50 per share. As a result, the Company issued 520,556 shares of common stock in exchange for cancellation of the notes.

Cancellation of Related Party Note

On December 14, 1999, and in connection with the agreement and plan or reorganization through which North Sky, Inc. merged with About.com, related party creditors cancelled the Company's $130,000 note payable obligation.

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits

      (b)   Pro Forma Condensed Consolidated Financial Information

            On December 6, 1999, About.com, Inc. (the "Company") announced a definitive agreement to acquire North Sky, Inc. ("North Sky") for approximately $37.6 million pursuant to the terms of an Agreement and Plan of Reorganization (the "Agreement") dated as of November 30, 1999, by and among the Company, North Sky and About.com Acquisition Corp., a wholly owned subsidiary of the Company ("Merger Sub"). Subject to the conditions set forth in the Agreement, Merger Sub will be merged with and into North Sky, with North Sky surviving the merger as a wholly owned subsidiary of the Company (the "Merger").

            The acquisition will be accounted for as a purchase business combination. The consideration payable by the Company in connection with the acquisition of North Sky consisted of the following:
            501,585 shares of the Company's common stock valued at approximately $22.9 million and the assumption by the Company of options to purchase shares of common stock of North Sky which were exchanged for options to purchase approximately 330,166 shares of the Company's common stock. The options were valued at $14.6 million. Such options have an aggregate exercise price of approximately $564,000. The Company also incurred acquisition costs of approximately $80,000.

            The consideration payable by the Company was determined as a result of negotiation between the Company and North Sky. The number of shares of common stock to be issued to North Sky shareholders, was determined based on the exchange ratio of approximately 0.0635 of a share of the Company's common stock for each share of North Sky common stock.

            The Company has allocated a portion of the purchase price to the net book value of the acquired assets and liabilities of North Sky as of the date of acquisition. The excess of the purchase price over the net book value of the acquired assets and liabilities of North Sky has preliminarily been allocated to goodwill and other intangible assets. Goodwill and other intangible assets will be amortized over a period of 3 years, the expected period of benefit. The allocation is preliminary and may be subject to change upon evaluation of the fair value of the acquired assets and liabilities of North Sky at the date of acquisition as well as the potential identification of certain intangible assets.

            The unaudited Pro Forma Condensed Consolidated Statement of Operations (the "Pro Forma Statements of Operations") for the year ended December 31, 1998 and nine months ended September 30, 1999 gives effect to the acquisition of North Sky as if it had occurred on January 1, 1998. The Pro Forma Statements of Operations are based on historical results of operations of the Company and North Sky for the year ended December 31, 1998 and nine months ended September 30, 1999. The unaudited Pro Forma Condensed Consolidated Balance Sheet (the "Pro Forma Balance Sheet") gives effect to the acquisition of North Sky as if the acquisition had occurred on September 30, 1999. The Pro Forma Statements of Operations and Pro Forma Balance Sheet and accompanying notes (the "Pro Forma Financial Information") should be read in conjunction with and are qualified by the historical financial statements of the Company and notes thereto.

            The Pro Forma Financial Information is intended for informational purposes only and is not necessarily indicative of the future financial position or future results of operations of the consolidated Company after the acquisition of North Sky, or of the financial position or results of operations of the consolidated Company that would have actually occurred had the acquisition of North Sky been effected on January 1, 1998.

                                 About.com, Inc.
            Unaudited Pro Forma Condensed Consolidated Balance Sheets

                                                                   September 30, 1999
                                                             --------------------------------      Pro Forma          Pro Forma
                                                             About.com, Inc.  North Sky, Inc.     Adjustments        As Adjusted
                                                             ---------------  ---------------     ------------      ------------
                        Assets
Current assets:
  Cash and cash equivalents                                   $ 47,766,900      $     27,200      $         --      $ 47,794,100
  Accounts receivable, net                                       5,648,500           166,700                --         5,815,200
  Prepaid and other current assets                               1,196,200            10,500                --         1,206,700
                                                              ------------      ------------      ------------      ------------

       Total current assets                                     54,611,600           204,400                --        54,816,000
                                                              ------------      ------------      ------------      ------------

Property and equipment, net                                      7,682,600           227,100                --         7,909,700
Goodwill, net                                                    2,235,900                --        37,834,700(a)     40,070,600
Deferred offering costs                                                 --                --                --                --
Other assets, net                                                1,027,800                --                --         1,027,800
                                                              ------------      ------------      ------------      ------------

       Total assets                                           $ 65,557,900      $    431,500      $ 37,834,700      $103,824,100
                                                              ============      ============      ============      ============

   Liabilities and Stockholders' Equity (Deficit)

Current liabilities:
  Accounts payable and accrued expenses                       $ 12,472,400      $    284,200      $         --      $ 12,756,600
  Accrued compensation                                             623,900                --                --           623,900
  Guide fees payable                                               650,500                --                --           650,500
  Deferred revenue                                                 447,500                --                --           447,500
  ESPP deductions withheld                                         532,100                --                --           532,100
  Current portion of notes payable                                 398,500            38,200                --           436,700
  Current installments of obligations under
    capital leases                                                 183,400                --                --           183,400
                                                              ------------      ------------      ------------      ------------

       Total current liabilities                                15,308,300           322,400                --        15,630,700
                                                              ------------      ------------      ------------      ------------

Notes payable, excluding current portion                           562,300           341,800                --           904,100
Deferred rent                                                       28,300                --                --            28,300
Obligations under capital leases, excluding
  current installments                                              26,200                --                --            26,200

                                                                                                    37,602,000(a)
Total stockholders' equity (deficit)                            49,632,800          (232,700)          232,700(a)     87,234,800
                                                              ------------      ------------      ------------      ------------

  Commitments and contingencies

       Total liabilities and stockholders' equity (deficit)   $ 65,557,900      $    431,500      $ 37,834,700      $103,824,100
                                                              ============      ============      ============      ============

                                 About.com, Inc.
       Unaudited Pro Forma Condensed Consolidated Statements of Operations

                                                   Year ended December 31, 1998
                                                ---------------------------------     Pro Forma            Pro Forma
                                                About.com, Inc.   North Sky, Inc.    Adjustments          As Adjusted
                                                --------------    ---------------    ------------         ------------
Revenues                                         $  3,721,600      $    203,700      $         --         $  3,925,300

Cost of revenues                                    4,188,300           127,600                --            4,315,900
Non-cash compensation                                  27,000                --                --               27,000
                                                 ------------      ------------      ------------         ------------

     Gross profit (loss)                             (493,700)           76,100                --             (417,600)
                                                 ------------      ------------      ------------         ------------

Operating expenses:
     Sales and marketing                            7,889,700                --                --            7,889,700
     General and administrative                     2,943,900            81,900                --            3,025,800
     Product development                            3,113,500           119,900                --            3,233,400
     Amortization of goodwill                              --                --        12,550,500(a)        12,550,500
     Non-cash compensation                            451,000                --                --              451,000
                                                 ------------      ------------      ------------         ------------

Total operating expenses                           14,398,100           201,800        12,550,500           27,150,400
                                                 ------------      ------------      ------------         ------------

     Loss from operations                         (14,891,800)         (125,700)      (12,550,500)         (27,568,000)
                                                 ------------      ------------      ------------         ------------

Other income (expense), net                          (686,000)             (700)               --             (686,700)
                                                 ------------      ------------      ------------         ------------

Net loss                                          (15,577,800)         (126,400)      (12,550,500)         (28,254,700)
                                                 ------------      ------------      ------------         ------------

Cumulative dividends and accretion                 (1,230,500)               --                --           (1,230,500)
                                                 ------------      ------------      ------------         ------------

Net loss attributable to common stockholders     $(16,808,300)     $   (126,400)     $(12,550,500)        $(29,485,200)
                                                 ============      ============      ============         ============

Net loss per common share - basic
     and diluted                                 $      (9.71)                                            $     (13.20)
                                                 ============                                             ============

Weighted average shares outstanding                 1,731,598                             501,585(b)         2,233,183
                                                 ============                        ============         ============

                                 About.com, Inc.
       Unaudited Pro Forma Condensed Consolidated Statements of Operations

                                                 Nine months ended September 30,
                                                ---------------------------------        Pro Forma         Pro Forma
                                                About.com, Inc.   North Sky, Inc.       Adjustments       As Adjusted
                                                ---------------   ---------------      ------------      ------------
Revenues                                         $ 13,958,200      $    881,400         $         --      $ 14,839,600

Cost of revenues                                    9,336,100           425,100                   --         9,761,200
Non-cash compensation                               3,625,900                --                   --         3,625,900
                                                 ------------      ------------         ------------      ------------

    Gross profit                                      996,200           456,300                   --         1,452,500
                                                 ------------      ------------         ------------      ------------

Operating expenses:
    Sales and marketing                            36,289,700           149,800                   --        36,439,500
    General and administrative                      5,703,700           354,300                   --         6,058,000
    Product development                             5,191,500           240,800                   --         5,432,300
    Amortization of goodwill                          240,100                --            9,412,900(a)      9,653,000
    Non-cash compensation                             857,200                --                   --           857,200
                                                 ------------      ------------         ------------      ------------

Total operating expenses                           48,282,200           744,900            9,412,900        58,440,000
                                                 ------------      ------------         ------------      ------------

    Loss from operations                          (47,286,000)         (288,600)          (9,412,900)      (56,987,500)
                                                 ------------      ------------         ------------      ------------

Other income (expense), net                         1,498,700           (26,300)                  --         1,472,400
                                                 ------------      ------------         ------------      ------------

Net loss                                          (45,787,300)         (314,900)          (9,412,900)      (55,515,100)
                                                 ------------      ------------         ------------      ------------

Cumulative dividends and accretion                   (659,600)               --                   --          (659,600)
                                                 ------------      ------------         ------------      ------------

Net loss attributable to common stockholders     $(46,446,900)     $   (314,900)        $ (9,412,900)     $(56,174,700)
                                                 ============      ============         ============      ============

Net loss per common share - basic
    and diluted                                  $      (5.08)                                            $      (5.83)
                                                 ============                                             ============

Weighted average shares outstanding                 9,139,091                                501,585(b)      9,640,676
                                                 ============                           ============      ============

(1) Pro Forma Adjustments and Assumptions

(a) In December 1999, the Company acquired North Sky in a stock transaction for $37.6 million, including acquisition costs. The components of the purchase price were as follows: 501,585 shares of the Company's common stock, valued at $22.9 million, issued to North Sky and options to purchase approximately 330,166 shares of the Company's common stock valued at $14.6 million. The remaining amounts were the result of acquisition costs amounting to $80,000.

      The following represents the allocation of the purchase price over the historical net book value of the acquired assets and liabilities of North Sky at September 30, 1999 and is for illustrative pro forma purposes only. Actual fair values will be based on financial information as of the acquisition date (December 6, 1999). Assuming the transaction occurred on September 30, 1999, the allocation would have been as follows:

                                                  North Sky
                                                 ------------
         Assets acquired:
            Cash and cash equivalents            $     27,200
            Accounts receivable, net                  166,700
            Other assets                               10,500
            Property and equipment                    227,100
            Goodwill and intangible assets         37,834,700
            Liabilities assumed                      (664,200)
                                                 ------------
            Purchase price                       $ 37,602,000
                                                 ============

      This allocation is preliminary and may be subject to change upon the evaluation of the fair value of the acquired assets and liabilities of North Sky as of the acquisition date as well as the potential identification of certain intangible assets.

      The pro forma adjustment reconciles the historical balance sheet of North Sky at September 30, 1999 to the allocated purchase price assuming the transaction had occurred on September 30, 1999.

      Goodwill and intangibles will be amortized over a period of 3 years, the expected period of benefit. The pro forma adjustments to the statement of operations reflect twelve months of amortization expense for the year ended December 31, 1998 and nine months of amortization expenses for the nine months ended September 30, 1999, assuming the transaction occurred on January 1, 1998. The value of the intangible assets acquired in this transaction as of January 1, 1998 would have been approximately $37.7 million.

      (b) In connection with the acquisition of North Sky, the Company issued 501,585 shares of the Company's common stock, par value $.001 per share, to the North Sky shareholders. The pro forma basic and diluted net loss per common share is computed by dividing the net loss attributable to common stockholders by the weighted average number of common shares outstanding. The calculation of the weighted average number of shares outstanding assumes that the shares issued in connection with the acquisition were outstanding for the entire period. Diluted net loss per common share equals basic net loss per common share, as common stock equivalents are anti dilutive for all pro forma periods presented.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on behalf of the undersigned hereunto duly authorized.

      Dated: February 14, 2000

                                          About.com, Inc.


                                          By:  /s/ Scott P. Kurnit

                                                Name: Scott P. Kurnit

                                                Title: Chairman and
                                                       Chief Executive Officer

                            EXHIBIT INDEX

                 Exhibit Number        Description
                 --------------        -----------

                 23.1                  Consent of Independent Public Accountants